Exhibit 99.1

MAUI LAND & PINEAPPLE COMPANY, INC.

P. O. BOX 187 ♦ KAHULUI, HAWAII  96733-6687

NEWS RELEASE

FOR IMMEDIATE RELEASE

ROBERT I. WEBBER

August 1, 2008	808/877-1674
808/877-1614 FAX

MAUI LAND & PINEAPPLE REPORTS 2008 2nd QUARTER RESULTS

Kahului, Hawaii ........ Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported net income of $272,000 ($.03 per share) for the second quarter of 2008 compared to a net loss of $3.5 million ($.44 per share) for the second quarter of 2007. Consolidated revenues for the second quarter of 2008 were $17.6 million compared to $38.7 million for the second quarter of 2007.  For the first six months of 2008, the Company reported a net loss of $468,000 ($.06 per share) compared to net income of $12.2 million ($1.59 per share) for the same period in 2007.  Consolidated revenues for the first six months of 2008 were $42.9 million compared to $99.7 million for the first six months of 2007.  Lower revenues in 2008 primarily reflect a reduction in real estate sales in 2008 and cessation of the sale of solid-pack pineapple products in the second half of 2007.

“Results reflect rising energy related costs in the Agriculture segment and falling visitor arrivals in the Resort segment,” said David C. Cole, chairman, president and CEO.  “After the quarter ended, we undertook a significant re-organization of the Agriculture segment, including a reduction of 202 positions, as well as other reductions throughout the Company, all of which is anticipated to reduce annual costs by approximately $11 million.”

The Community Development segment reported an operating profit of $11.0 million for the second quarter of 2008 compared to $8.1 million for the second quarter of 2007. Increased operating profit during the period reflects increased income from Kapalua Bay Holdings, LLC, as the Company recognized profit from sales at the Residences at Kapalua Bay project on a percentage of completion basis.  For the first six months of 2008, the Community Development segment reported an operating profit of $19.1 million compared to $37.2 million for the first six months of 2007.  The reduction in operating profit for the first half of 2008 primarily reflects the March 2007 sale of the land underlying the Ritz-Carlton, Kapalua hotel.

The Resort segment reported an operating loss of $5.2 million for the second quarter of 2008 compared to an operating loss of $2.8 million for the second quarter of 2007.  Resort segment revenues for the second quarter of 2008 were $8.2 million or 8% lower than the second quarter of 2007. For the first six months of 2008, the Resort segment reported an operating loss of $7.4 million compared to an operating loss of $3.7 million for the same period in 2007.  Resort segment revenues were $19.9 million or 3% lower for the first six months of 2008 compared to the first six months of 2007.  A reduction in visitor arrivals and occupancy at the Resort combined with higher costs of operations as the Company’s new Mountain Outpost was completed, were primarily responsible for the increased Resort operating loss.

The Agriculture segment produced an operating loss of $4.6 million for the second quarter of 2008 compared to an operating loss of $10.6 million for the second quarter of 2007.  Revenues for the

Agriculture segment decreased by 60% from $13.2 million for the second quarter of 2007 to $5.3 million for the second quarter of 2008.  For the first six months of 2008, the Agriculture segment produced an operating loss of $10.2 million compared to an operating loss of $13.0 million for the first six months of 2007.  Revenues for the first six months of 2008 were $13.7 million or 49% lower than the same period in 2007.  The reduction in revenues for the second quarter and first six months of 2008 was primarily due to a reduction in sales of processed products because of the cessation of the production of solid-pack pineapple in 2007.  The operating loss for the second quarter of 2007 includes $5.4 million of direct charges related to restructuring the pineapple operations.  Continued operating losses in 2008 reflect significant increases in energy costs, and weather-related problems in the first half of the year that impacted product quality and yield, and thus increased cost of operations.

About The Company

Maui Land & Pineapple Company, Inc. is committed to the integration of agriculture, natural resource management and eco-effective design principles to create and manage holistic communities. MLP’s vision of holistic communities is based on the traditional Hawaiian model of ahupua’a, a system of self-reliance based on the artful use of land and water resources to sustain island life indefinitely.  MLP is a Hawai’i corporation and successor to a business organized in 1909. Its principal operating subsidiaries are Maui Pineapple Company Ltd., a producer and marketer of Maui-grown pineapple, and Kapalua Land Company Ltd., operator of Kapalua Resort, a master-planned resort community in West Maui.

Forward-Looking Statements

Any statements contained in this press release that refers to future events or other non-historical matters are forward-looking statements. These forward-looking statements are based on MLP’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially from current expectations.  Actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others:  increases in fuel and travel costs; airline industry capacity; dependence on third parties and actual or potential lack of control over joint venture relationships; affects of weather conditions and natural disasters; timing and success of sales of residential projects and construction projects, including resort initiatives; recoverability of real estate development deferred costs; affects of local, state and national zoning or other regulations; the Company’s ability to realize cost savings from its workforce reductions; costs of compliance with environmental laws; timing and conditions of future real estate entitlement applications; and such other risks and uncertainties as detailed from time to time in MLP’s public filings with the U.S. Securities and Exchange Commission, including but not limited to MLP’s Annual Report on Form 10-K for the year ended December 31, 2007, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.  MLP assumes no obligation and does not intend to update any forward-looking statements.

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MAUI LAND & PINEAPPLE COMPANY, INC.

Report of Consolidated Operations

(Unaudited)

(in thousands except per share amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Operating Revenues
Community Development	$3,699	$16,108	$8,297	$51,342
Resort	8,197	8,911	19,888	20,566
Agriculture	5,274	13,224	13,735	26,970
Other	391	447	1,010	795
Total Operating Revenues	$17,561	$38,690	$42,930	$99,673

Operating Profit (Loss)
Community Development	$10,975	$8,116	$19,056	$37,211
Resort	(5,161)	(2,766)	(7,437)	(3,670)
Agriculture	(4,594)	(10,595)	(10,241)	(12,991)
Other	(286)	(6)	(325)	(35)
Total Operating Profit (Loss)	934	(5,251)	1,053	20,515
Interest Expense	(550)	(333)	(1,942)	(1,044)
Interest Income	47	350	202	641
Income Tax (Expense) Benefit	(159)	1,724	219	(7,908)

Net Income (Loss)	$272	$(3,510)	$(468)	$12,204

Earnings (Loss) Per Common Share
Basic	$0.03	$(0.44)	$(0.06)	$1.59
Diluted	$0.03	$(0.44)	$(0.06)	$1.58

Average Common Shares Outstanding
Basic	7,957,850	7,925,228	7,960,435	7,674,202
Diluted	8,013,194	7,925,228	7,960,435	7,745,694

NOTES:

The Company’s reports for interim periods utilize numerous estimates of production, general and administrative expenses, and other costs for the full year.  In addition, revenues from land sales are sporadic.  Consequently, amounts in the interim reports are not necessarily indicative of results for the full year.